Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
NYSE GROUP, INC.

NYSE Group, Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, hereby certifies as follows:

1.                                   The name of this corporation is NYSE Group, Inc.  The original Certificate of Incorporation was filed on May 2, 2005.

2.                                       This Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation to read in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

The name of the corporation is NYSE Group, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, in the City of Dover, Suite 101, County of Kent, State of Delaware 19904.  The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

STOCK

Section 1.  Authorized Stock.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is six-hundred million (600,000,000),

consisting of four-hundred million (400,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and two-hundred million (200,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Section 2.                                            Preferred Stock.  The board of directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including without limitation the following:

(1)                                  the distinctive serial designation of such series that shall distinguish it from other series;

(2)                                  whether dividends shall be payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends or distributions as may be declared on the shares of such series by the Board, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Stock or any other class of stock or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividend, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

(3)                                  whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(4)                                  the amount or amounts, if any, which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(5)                                  the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(6)                                  the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(7)                                  whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or any other securities or property of the Corporation or any other entity, and the price or prices (in cash, securities or other property or a combination thereof) or rate or rates of conversion or exchange and any adjustments applicable thereto;

(8)                                  whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the Corporation) and that all the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted on such matter; and

(9)                                  any other relative rights, powers, preferences and limitations of this series.

For all purposes, this Certificate of Incorporation shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock.

Subject to the rights, if any, of the holders of any series of Preferred Stock set forth in a certificate of designations, an amendment of this Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by the Board and approved by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of Common Stock, and no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment of this Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of any such series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the certificate of designations relating to such series of Preferred Stock, or pursuant to the DGCL as then in effect.

Section 3.                                            Options, Warrants and Other Rights.  The Board is authorized to create and issue options, warrants and other rights from time to time entitling the holders thereof to purchase securities or other property of the Corporation or any other entity, including any class or series of stock of the Corporation or any other entity and whether or not in connection with the issuance or sale of any securities or other property of the Corporation, for such consideration (if any), at such times and upon such other terms and conditions as may be determined or authorized by the Board and set forth in one or more agreements or instruments.  Among other things and without limitation, such terms and conditions may provide for the following:

(1)                                  adjusting the number or exercise price of such options, warrants or other rights or the amount or nature of the securities or other property receivable upon exercise thereof in the event of a subdivision or combination of any securities, or a recapitalization, of the Corporation, the acquisition by any natural person, company, corporation or similar entity, government, or political subdivision, agency, or instrumentality of a government (each, a “Person”) of beneficial ownership of securities representing more than a designated percentage of the voting power of any outstanding series, class or classes of securities, a change in ownership of the Corporation’s securities or a merger, statutory share exchange, consolidation, reorganization, sale of assets or other occurrence relating to the Corporation or any of its securities, and restricting the ability of the Corporation to enter into an agreement with respect to any such transaction absent an assumption by another party or parties thereto of the obligations of the Corporation under such options, warrants or other rights;

(2)                                  restricting, precluding or limiting the exercise, transfer or receipt of such options, warrants or other rights by any Person that becomes the beneficial owner of a designated percentage of the voting power of any outstanding series, class or classes of securities of the Corporation or any direct or indirect transferee of such a Person, or invalidating or voiding such options, warrants or other rights held by any such Person or transferee; and

(3)                                  permitting the Board (or certain directors specified or qualified by the terms of the governing instruments of such options, warrants or other rights) to redeem, terminate or exchange such options, warrants or other rights.

This Section 3 shall not be construed in any way to limit the power of the Board to create and issue options, warrants or other rights.

Section 4.                                            Transfer Restrictions on Common Stock.

(A)                                          Any share of Common Stock issued in the NYSE LLC Merger (each, a “NYSE Share”), as defined in, and to be effected pursuant to, the Agreement and Plan of Merger, dated April 20, 2005, as amended and restated on July 20, 2005, as amended as of October 20, 2005 and as of November 2, 2005 (as amended from time to time, the “Merger Agreement”), by and among New York Stock Exchange, Inc., a New York Type A not-for-profit corporation (“NYSE”), Archipelago Holdings, Inc., a Delaware corporation (“Archipelago”), the Corporation, NYSE Merger Sub LLC, a New York limited liability company, NYSE Merger Corporation Sub, Inc., a Delaware corporation, and Archipelago Merger Sub, Inc., a Delaware corporation, shall be subject to the following restriction:  Except as otherwise set forth in Section 4(B) of this Article IV, neither any record owner nor any beneficial owner of any NYSE Share may Transfer (as defined below) such NYSE Share until the Lock-Up Expiration Date applicable to such NYSE Share shall have occurred.

(B)                                            Notwithstanding anything to the contrary in Section 4(A) of this Article IV:

(1)                                  the Board may, from time to time in its sole discretion, Release (as such term is defined below) any Transfer restriction set forth herein from any number of NYSE Shares, on terms and conditions and in ratios and numbers to be fixed by the Board in its sole discretion;

(2)                                  if any Transfer restriction imposed on any Other Shares pursuant to the Amended and Restated Support and Lock-Up Agreement, dated as of July 20, 2005, by and among General Atlantic and the NYSE, or the Amended and Restated Support and Lock-Up Agreement, dated as of July 20, 2005, by and among Goldman Sachs and the NYSE (in each case, as amended from time to time and together, the “Support and Lock-Up Agreements”), is Released, then the same Transfer restriction shall simultaneously be Released from a number of NYSE Shares that are subject to such Transfer restriction under the Lock-Up held by each registered owner equal to the product (rounded up to the nearest whole share) obtained by multiplying (a) the aggregate number of NYSE Shares that are subject to such Transfer restriction under the Lock-Up held by such registered owner by (b) a fraction, the numerator of which shall be the number of Other Shares that were so Released and the denominator of which shall be the aggregate number of Other Shares that were subject to such Transfer restriction immediately prior to such Release (with the aggregate number of NYSE Shares so released to be allocated among the record owners of NYSE Shares pro rata based on the number of NYSE Shares held by such record owners);

(3)                                  in the case of any NYSE Share that is beneficially owned solely by one or more natural person(s), all Transfer restrictions set forth herein shall be Released from such NYSE Share upon the death of the last to die of all of such persons;

(4)                                  Section 4(A) of this Article IV shall not prohibit a record or beneficial owner of a NYSE Share from Transferring such NYSE Share to:

(a) if such owner is an entity (including a corporation, partnership, limited liability company or limited liability partnership), (i) any Person of which such owner directly or indirectly owns all of the common voting and equity interest, (ii) any Person that directly or indirectly owns all of the common voting and equity interest of such owner, (iii) any other entity if a Person directly or indirectly owns all of the common voting and equity interest of both such owner and such other entity, (iv) the equityholders of such owner (including stockholders, partners or members of such holder) upon a bona fide liquidation or dissolution of such owner, and (v) a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent; and

(b) if such owner is a natural person, (i) any Family Member of such owner, (ii) any trust or foundation solely for the benefit of such owner and/or such owner’s Family Members (such trust or foundation, a “Qualified Trust”), and (iii) a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent;

(5)                                  Section 4(A) of this Article IV shall not prohibit the trustee of a Qualified Trust which is the record owner of a NYSE Share from Transferring such NYSE Share to any beneficiary of such Qualified Trust (including a trust for the benefit of such beneficiary) or Transferring such NYSE Share in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the grantor of such Qualified Trust or any one or more of such beneficiaries, in each case in accordance with the terms of the trust instrument;

(6)                                  Section 4(A) of this Article IV shall not prohibit a record or beneficial owner of a NYSE Share from pledging or hypothecating, or granting a security interest in, such NYSE Share, or Transferring such NYSE Share as a result of any bona fide foreclosure resulting therefrom;

(7)                                  in the case of a NYSE Share issued in the NYSE LLC Merger in respect of a NYSE Membership Interest (as defined in the Merger Agreement) that was subject to an a-b-c agreement or a subordination agreement (each as defined in the rules of the NYSE immediately prior to the mergers contemplated by the Merger Agreement) approved by NYSE, Section 4(A) of this Article IV shall not prohibit a record or beneficial owner of such NYSE Share from Transferring such NYSE Share to(a) any counterparty to such a-b-c agreement or subordination agreement in accordance with the terms of such agreement, or (b) any Person who beneficially owns 5% or more of the common voting and equity interest of such counterparty, nor shall Section 4(A) of this Article IV prohibit any such counterparty from Transferring such NYSE Share to any Person who beneficially owns 5% or more of the common voting and equity interest of such counterparty;

(8)                                  in the case of a NYSE Share issued in respect of a NYSE Membership Interest held by the fiduciary of the estate of a deceased person, Section 4(A) of this Article IV shall not prohibit such fiduciary from Transferring such NYSE Share to the one or more beneficiaries of such estate (including a trust for the benefit of such beneficiaries) or Transferring such NYSE Share in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the deceased person;

provided that, if a record or beneficial owner of a NYSE Share makes any Transfer permitted under paragraph (4), (5), (6), (7) or (8) of this Section 4(B) of Article IV, (x) each NYSE Share so Transferred shall continue to be bound by the terms of this Certificate of Incorporation, including the restrictions on Transfer set forth in this Certificate of Incorporation; and (y) the NYSE Shares so Transferred shall be comprised of a number of Year 1 NYSE Shares, Year 2 NYSE Shares and Year 3 NYSE Shares in the same proportion that such owner held of such NYSE Shares immediately prior to such Transfer; provided that, in no event shall any fractional NYSE Share be Transferred, and in lieu thereof, the Corporation may, in its discretion, round up or round down any of the number of Year 1 NYSE Shares, Year 2 NYSE Shares and/or Year 3 NYSE Shares so Transferred.

Any record or beneficial owner of a NYSE Share that seeks to Transfer a NYSE Share pursuant to this Section 4(B) must, upon the Corporation’s request, provide information to the Corporation that any such Transfer qualifies as a permitted Transfer under this Section 4(B), and any good-faith determination of the Corporation that a particular Transfer so qualifies or does not so qualify shall be conclusive and binding.

(C)                                            The following terms shall have the meanings set forth below:

“Transfer” means (with its cognates having corresponding meanings), with respect to any NYSE Share, any direct or indirect assignment, sale, exchange, transfer, tender or other disposition of such NYSE Share or any interest therein, whether voluntary or involuntary, by operation of law or otherwise (and includes any sale or other disposition in any one transaction or series of transactions and the grant or transfer of an option or derivative security covering such NYSE Share), and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing; provided, however, that a “Transfer” shall not occur simply as a result of (i) a Qualified Change of Control of the record or beneficial owner of such NYSE Share or (ii) the grant of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Qualified Change of Control” means, with respect to any record or beneficial owner of a share of Common Stock, any transaction involving (a) any purchase or acquisition (whether by way of merger, share exchange, consolidation, business combination or consolidation) of more than fifty percent (50%) of the total outstanding voting securities of such owner or any tender offer or exchange offer that results in another person (or the shareholders of such other person) beneficially owning more than fifty percent (50%) of the total outstanding voting securities of such owner; or (b) any sale, exchange, transfer or other disposition of more than fifty percent (50%) of the assets of such owner and its subsidiaries, taken together as whole; provided, however, that the fair market value of all of the shares of Common Stock held or beneficially owned by such owner and its subsidiaries, taken together as a whole, must be less than one-half of one percent of the fair market value of all of the assets of such owner and its subsidiaries, taken together as a whole, at the time of such transaction.  Any such owner must, upon the Corporation’s request, provide information to the Board that any such transaction qualifies as a Qualified Change of Control, and any good-faith determination of the Corporation that a particular transaction qualifies or does not qualify as a Qualified Change of Control shall be conclusive and binding.

“Lock-Up Expiration Date” means: (a) with respect to one-third of the number of NYSE Shares issued in respect of any particular NYSE Membership Interest (the “Year 1 NYSE Shares”), the first anniversary of the Issuance Date; (b) with respect to a different one-third of the number of NYSE Shares issued in respect of any particular NYSE Membership Interest (the “Year 2 NYSE Shares”), the second anniversary of the Issuance Date; and (c) with respect to the remaining one-third of the number of NYSE Shares issued in respect of any particular NYSE Membership Interest (the “Year 3 NYSE Shares”), the third anniversary of the Issuance Date; provided that, in the event that one-third of the number of NYSE Shares issued in respect of any particular NYSE Membership

Interest equals a fraction of a NYSE Share, then the number of Year 1 NYSE Shares shall be rounded up to the nearest whole number, and the number of Year 2 NYSE Shares and Year 3 NYSE Shares shall be rounded down to the nearest whole number.

“Release” means, with respect to any Transfer restriction on any NYSE Share imposed pursuant to Section D of this Article IV, any action or circumstance as a result of which such Transfer restriction imposed on such NYSE Share is removed (and its cognates shall have a corresponding meaning).

“Other Shares” means the shares of Common Stock issued to any of (1) General Atlantic Partners 77, L.P., GAP-W Holdings, L.P., Gapstar, LLC, GAP Coinvestment Partners II, L.P. and GAPCO GMBH & CO. KG (collectively, “General Atlantic”), or (2) GS Archipelago Investment, L.L.C., SLK-Hull Derivatives LLC and Goldman Sachs Execution and Clearing, L.P (collectively, “Goldman Sachs”).

“Family Member” means, with respect to any owner of a NYSE Share, such owner’s spouse, domestic partner, children, stepchildren, children-in-law, grandchildren, parents, stepparents, parents-in-law, grandparents, brothers, stepbrothers, brothers-in-law, sisters, stepsisters, sisters-in-law, uncles, aunts, cousins, nephews and nieces.

(D)                                           The restrictions on Transfer set forth in this Section 4 of Article IV shall be referred to as the “Lock-Up.”  If any NYSE Shares shall be represented by a certificate, a legend shall be placed on such certificate to the effect that such NYSE Shares are subject to the Lock-Up, which legend shall be removed from a certificate upon the occurrence of the Lock-Up Expiration Date with respect to all of the NYSE Shares represented by such certificate.  Such legend shall also be placed on any certificate representing securities issued subsequent to the original issuance of NYSE Shares in the NYSE LLC Merger and in respect thereof as a result of any stock dividend, stock split or other recapitalization, to the extent that such securities shall be represented by certificates.  Such legends will be removed from the certificates representing such shares of Common Stock and any other securities when, and to the extent that, such Transfer restrictions set forth herein are no longer applicable to any of the shares represented by such certificates.  If any NYSE Shares or securities issued in respect thereof shall not be represented by certificates, then the Company reserves the right to require that an analogous notification or restriction be used in respect of such NYSE Shares or securities that are subject to the Lock-Up. Upon the Release of any Transfer restriction from any of the NYSE Shares or any securities issued in a subsequent issuance in respect thereof as a result of any stock dividend, stock split or other recapitalization, if the Board shall have designated prior to such Release a particular broker or brokers and/or the particular manner of the Transfer of such shares to be Released, such shares shall be Transferred only through such broker and in such manner as designated by the Board. In furtherance, and not in limitation, of the foregoing, the Board may require, as a condition to the Release, that all such Released NYSE Shares be sold through an underwritten offering registered under the United States Securities Act of 1933, as amended (and that any sale will apply (i) first, to such owner’s Year 1 NYSE Shares, (ii) second, to such owner’s Year 2 NYSE Shares and (iii) third, to such owner’s Year 3 NYSE Shares), and that if an owner does not Transfer such owner’s

NYSE Shares pursuant to such registered offering, then such holder’s NYSE Shares shall not be Released prior to the scheduled Lock-Up Expiration Date, unless the Board shall Release such NYSE Shares on a later occasion. Unless otherwise determined by the Board, all fees and commissions payable to any broker or underwriter in connection with such Transfer shall be borne by the owners of Common Stock participating in such Transfer, pro rata based on the relative number of shares of Common Stock of such holder in such Transfer.

(E)                                            The Corporation shall not register the purported Transfer of any shares of stock of the Corporation in violation of the restrictions imposed by this Section 4 of Article IV.

ARTICLE V

LIMITATIONS ON VOTING AND OWNERSHIP

Section 1.                                            Voting Limitation.

(A)                                          Notwithstanding any other provision of this Certificate of Incorporation, (1) no Person, either alone or together with its Related Persons (as defined below), as of any record date for the determination of stockholders entitled to vote on any matter, shall be entitled to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, to the extent that such shares represent in the aggregate more than 10% of the then outstanding votes entitled to be cast on such matter, without giving effect to this Article V (such threshold being hereinafter referred to as the “Voting Limitation”), and the Corporation shall disregard any such votes purported to be cast in excess of the Voting Limitation; and (2) if any Person, either alone or together with its Related Persons, is party to any agreement, plan or other arrangement relating to shares of stock of the Corporation entitled to vote on any matter with any other Person, either alone or together with its Related Persons, under circumstances that would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, but for this Article V, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation that would exceed 10% of the then outstanding votes entitled to be cast on such matter (assuming that all shares of stock of the Corporation that are subject to such agreement, plan or other arrangement are not outstanding votes entitled to be cast on such matter) (the “Recalculated Voting Limitation”), then the Person, either alone or together with its Related Persons, shall not be entitled to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person, either alone or together with its Related Persons, in person or by proxy or through any voting agreement or other arrangement, to the extent that such shares represent in the aggregate more than the Recalculated Voting Limitation, and the Corporation shall disregard any such votes purported to be cast in excess of the Recalculated Voting Limitation.

The Voting Limitation and the Recalculated Voting Limitation, as applicable, shall apply to each Person unless and until: (i) such Person shall have delivered to the Board a notice in writing, not less than 45 days (or such shorter period as the Board shall expressly consent to) prior to any vote, of such Person’s intention, either alone or together with its Related Persons, to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, in excess of the Voting Limitation or the Recalculated Voting Limitation, as applicable; (ii) the Board shall have resolved to expressly permit such voting; and (iii) such resolution shall have been filed with, and approved by, the Securities and Exchange Commission (the “SEC”) under Section 19(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall have become effective thereunder.

Subject to its fiduciary obligations under applicable law, the Board shall not adopt any resolution pursuant to clause (ii) of this Section 1(A) of Article V unless the Board shall have determined that:

(w) the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or together with its Related Persons, will not impair the ability of either the Corporation or any of the New York Stock Exchange LLC, NYSE Market, Inc., NYSE Regulation, Inc., Archipelago Exchange, L.L.C., the Pacific Exchange, Inc. or PCX Equities, Inc. (each, a “Regulated Subsidiary” and together, the “Regulated Subsidiaries”) to discharge their respective responsibilities under the Exchange Act and the rules and regulations thereunder and is otherwise in the best interests of the Corporation, its stockholders and the Regulated Subsidiaries;

(x) the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or together with its Related Persons, will not impair the SEC’s ability to enforce the Exchange Act;

(y) in the case of a resolution to approve the exercise of voting rights in excess of 20% of the then outstanding votes entitled to be cast on such matter, (1) neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act); (2) for so long as the Corporation directly or indirectly controls the Pacific Exchange, Inc. (“PCX”) or PCX Equities, Inc. (“PCX Equities”) or any facility of PCX, neither such Person nor any of its Related Persons is an ETP Holder (as defined in the PCX Equities rules of PCX, as such rules may be in effect from time to time) of PCX Equities (any such Person that is a Related Person of an ETP Holder shall hereinafter also be deemed to be an “ETP Holder” for purposes of this Certificate of Incorporation, as the context may require) or an OTP Holder or OTP Firm (each as defined in the rules of PCX, as such rules may be in effect from time to time) of PCX (any such Person that is a Related Person of an OTP Holder or OTP Firm shall hereinafter also be deemed to be an “OTP Holder” or “OTP Firm”, as appropriate, for purposes of this Certificate of Incorporation, as the context may require); and (3) for so long as the Corporation directly or indirectly controls New York Stock Exchange LLC or NYSE Market, Inc., neither such Person nor any of its Related Persons is a “member” or “member organization” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time) (any such Person that is a Related Person of such member or member organization shall hereinafter also be deemed to be a “Member” for purposes of this Certificate of Incorporation, as the context may require); and

(z) in the case of a resolution to approve the entering into of an agreement, plan or other arrangement under circumstances that would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, but for this Article V, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation that would exceed 20% of the then outstanding votes entitled to be cast on such matter (assuming that all shares of stock of the Corporation that are subject to such agreement, plan or other arrangement are not outstanding votes entitled to be cast on such matter), (1) neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act); (2) for so long as the Corporation directly or indirectly controls the Pacific Exchange, Inc. or PCX Equities, Inc. or any facility of PCX, neither such Person nor any of its Related Persons is an ETP Holder, OTP Holder or an OTP Firm; and (3) for so long as the Corporation directly or indirectly controls New York Stock Exchange LLC or NYSE Market, Inc., neither such Person nor any of its Related Persons is a Member.

(B)                                            In making such determinations, the Board may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the governance of the Corporation.

(C)                                            If and to the extent that shares of stock of the Corporation beneficially owned by any Person or its Related Persons are held of record by any other Person (the “Record Owner”), this Section 1 of Article V shall be enforced against such Record Owner by limiting the votes entitled to be cast by such Record Owner in a manner that will accomplish the Voting Limitation and the Recalculated Voting Limitation applicable to such Person and its Related Persons.

(D)                                           This Section 1 of Article V shall not apply to (x) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (y) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Exchange Act (other than a solicitation pursuant to Rule 14a-2(b)(2) promulgated under the Exchange Act, with respect to which Section 1 of Article V shall apply).

(E)                                             For purposes of this Section 1 of Article V, no Person shall be deemed to have any agreement, arrangement or understanding to act together with respect to voting shares of stock of the Corporation solely because such Person or any of such Person’s Related Persons has or shares the power to vote or direct the voting of such shares of stock as a result of (x) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (y) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Exchange Act (other than a solicitation pursuant to Rule 14a-2(b)(2) promulgated under the Exchange Act, with respect to which Section 1 of Article V shall apply), except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report).

(F)                                             “Related Persons” shall mean with respect to any Person:

(i) any “affiliate” of such Person (as such term is defined in Rule 12b-2 under the Exchange Act);

(ii) any other Person(s) with which such first Person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the stock of the Corporation;

(iii) in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such Person and, in the case of a Person that is a partnership or a limited liability company, any general partner, managing member or manager of such Person, as applicable;

(iv) in the case of a Person that is a “member organization” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time), any “member” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time) that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

(v) in the case of a Person that is an OTP Firm, any OTP Holder that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

(vi) in the case of a Person that is a natural person, any relative or spouse of such natural Person, or any relative of such spouse who has the same home as such natural Person or who is a director or officer of the Corporation or any of its parents or subsidiaries;

(vii) in the case of a Person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable;

(viii) in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable;

(ix) in the case of a Person that is a “member” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time), the “member organization” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time) with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act); and

(x) in the case of a Person that is an OTP Holder, the OTP Firm with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act).

Section 2.                                            Ownership Concentration Limitation.

(A)                                          Except as otherwise provided in this Section 2 of Article V, no Person, either alone or together with its Related Persons, shall be permitted at any time to own beneficially shares of stock of the Corporation representing in the aggregate more than 20% of the then outstanding votes entitled to be cast on any matter (the “Concentration Limitation”).

(B)                                            The Concentration Limitation shall apply to each Person unless and until: (i) such Person shall have delivered to the Board a notice in writing, not less than 45 days (or such shorter period as the Board shall expressly consent to) prior to the acquisition of any shares that would cause such Person (either alone or together with its Related Persons) to exceed the Concentration Limitation, of such Person’s intention to acquire such ownership; (ii) the Board shall have resolved to expressly permit such ownership; and (iii) such resolution shall have been filed with, and approved by, the SEC under Section 19(b) of the Exchange Act and shall have become effective thereunder.

(C)                                            Subject to its fiduciary obligations under applicable law, the Board shall not adopt any resolution pursuant to clause (ii) of Section 2(B) of this Article V unless the Board shall have determined that:

(1)                                  such acquisition of beneficial ownership by such Person, either alone or together with its Related Persons, will not impair the ability of any of the Regulated Subsidiaries to discharge its responsibilities under the Exchange Act and the rules and regulations thereunder and is otherwise in the best interests of the Corporation, its stockholders and the Regulated Subsidiaries;

(2)                                  such acquisition of beneficial ownership by such Person, either alone or together with its Related Persons, will not impair the SEC’s ability to enforce the Exchange Act.  In making such determinations, the Board may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the governance of the Corporation;

(3)                                  neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act);

(4)                                  for so long as the Corporation directly or indirectly controls PCX or PCX Equities or any facility of PCX, neither such Person nor any of its Related Persons is an ETP Holder or an OTP Holder or OTP Firm; and

(5)                                  for so long as the Corporation directly or indirectly controls New York Stock Exchange LLC or NYSE Market, Inc., neither such Person nor any of its Related Persons is a Member.

(D)                                           Unless the conditions specified in Section 2(B) of this Article V are met, if any Person, either alone or together with its Related Persons, at any time beneficially owns shares of stock of the Corporation in excess of the Concentration Limitation, such Person and its Related Persons shall be obligated to sell promptly, and the Corporation shall be obligated to purchase promptly, at a price equal to the par value of such shares of stock and to the extent funds are legally available therefor, that number of shares of stock of the Corporation necessary so that such Person, together with its Related Persons, shall beneficially own shares of stock of the Corporation representing in the aggregate no more than 20% of the then outstanding votes entitled to be cast on any matter, after taking into account that such repurchased shares shall become treasury shares and shall no longer be deemed to be outstanding.

(E)                                             Nothing in this Section 2 of Article V shall preclude the settlement of transactions entered into through the facilities of New York Stock Exchange LLC; provided, however, that, if any Transfer of any shares of stock of the Corporation shall cause any Person, either alone or together with its Related Persons, at any time to beneficially own shares of stock of the Corporation in excess of the Concentration Limitation, such Person and its Related Persons shall be obligated to sell promptly, and the Corporation shall be obligated to purchase promptly, shares of stock of the Corporation as specified in Section 2(D) of this Article V.

Section 3.                                            Procedure for Repurchasing Stock.

(A)                                          In the event the Corporation shall repurchase shares of stock (the “Repurchased Stock”) of the Corporation pursuant to any provision of Article IV or this Article V, notice of such repurchase shall be given by first class mail, postage prepaid, mailed not less than 5 business nor more than 60 calendar days prior to the repurchase date, to the holder of the Repurchased Stock, at such holder’s address as the same appears on the stock register of the Corporation.  Each such notice shall state:  (1) the repurchase date; (2) the number of shares of Repurchased Stock to be repurchased; (3) the aggregate repurchase price, which shall equal the aggregate par value of such shares; and (4) the place or places where such Repurchased Stock is to be surrendered for payment of the aggregate repurchase price.  Failure to give notice as aforesaid, or any defect therein, shall not affect the validity of the repurchase of Repurchased Stock.  From and after the repurchase date (unless default shall be made by the Corporation in providing funds for the payment of the repurchase price), shares of Repurchased Stock which have been repurchased as aforesaid shall become treasury shares and shall no longer be deemed to be outstanding, and all rights of the holder of such Repurchased Stock as a stockholder of the Corporation (except the right to receive from the Corporation the repurchase price against delivery to the Corporation of evidence of ownership of such shares) shall cease.  Upon surrender in accordance with said notice of evidence of ownership of Repurchased Stock so repurchased (properly assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be repurchased by the Corporation at par value.

(B)                                            If and to the extent that shares of stock of the Corporation beneficially owned by any Person or its Related Persons are held of record by any other Person, this Article V shall be enforced against such Record Owner by requiring the sale of shares of stock of the Corporation held by such Record Owner in accordance with this Article V, in a manner that will accomplish the Concentration Limitation applicable to such Person and its Related Persons.

Section 4.                                            Right to Information; Determinations by the Board. The Board shall have the right to require any Person and its Related Persons that the Board reasonably believes (i) to be subject to the Voting Limitation or the Recalculated Voting Limitation, (ii) to own beneficially (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shares of stock of the Corporation entitled to vote on any matter in excess of the Concentration Limitation, or (iii) to own beneficially (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) an aggregate of 5% or more of the then outstanding shares of stock of the Corporation entitled to vote on any matter, which ownership such Person, either alone or together with its Related Persons, has not reported to the Corporation, to provide to the Corporation, upon the Board’s request, complete information as to all shares of stock of the Corporation beneficially owned by such Person and its Related Persons and any other factual matter relating to the applicability or effect of this Articles V as may reasonably be requested of such Person and its Related Persons.  Any constructions, applications or determinations made by the Board pursuant to Articles V in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its directors, officers and stockholders.

ARTICLE VI

BOARD OF DIRECTORS

Section 1.                                            Powers of the Board – General. The business and affairs of the Corporation shall be managed by or under the direction of the Board.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. The Board is authorized to adopt, amend or repeal bylaws of the Corporation.

Section 2.                                            Power to Call and Postpone Stockholder Meetings.

(A)                                          Special meetings of stockholders of the Corporation may be called at any time by, but only by, (1) the Board acting pursuant to a resolution adopted by a majority of the Board, (2) the Chairman of the Board or (3) the Chief Executive Officer of the Corporation.

(B)                                            Any meeting of stockholders may be postponed by action of the Board at any time in advance of such meeting.  The Board shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board to the chairman of such meeting either in such rules and regulations or pursuant to the bylaws of the Corporation.

Section 3.                                            Number of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Directors then in office.

Section 4.                                            Election of Directors. The directors shall be elected by the stockholders at each annual meeting of stockholders (or any adjournment or continuation thereof) at which a quorum is present, to hold office until the next annual meeting of stockholders, but shall continue to serve despite the expiration of the director’s term until their respective successors are duly elected and qualified.  Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

Section 5.                                            Removal of Directors.  Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of the directors.

Section 6.                                            Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by this Certificate of Incorporation to fill) may be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole remaining director.  Any director appointed to fill a vacancy or a newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 7.                                            Directors Selected by Holders of Preferred Stock. Notwithstanding anything to the contrary contained in this Article VI, in the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number of directors fixed pursuant to a resolution of the Board.  Except as otherwise provided in the terms of such class or series, (a) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election; and (b) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

Section 8.                                            Considerations of the Board.  In taking any action, including action that may involve or relate to a change or potential change in the control of the Corporation, a director of the Corporation may consider, among other things, both the long-term and short-term interests of the Corporation and its stockholders and the effects that the Corporation’s actions may have in the short term or long term upon any one or more of the following matters:

(1)                                  the prospects for potential growth, development, productivity and profitability of the Corporation and its subsidiaries;

(2)                                  the current employees of the Corporation or its subsidiaries;

(3)                                  the employees of the Corporation or its subsidiaries and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the Corporation or its subsidiaries;

(4)                                  the customers and creditors of the Corporation or its subsidiaries;

(5)                                  the ability of the Corporation to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it does business;

(6)                                  the potential impact on the relationships of the Corporation or its subsidiaries with regulatory authorities and the regulatory impact generally; and

(7)                                  such other additional factors as a director may consider appropriate in such circumstances.

In discharging his or her responsibilities as a member of the Board, each director also must, to the fullest extent permitted by applicable law, take into consideration the effect that the Corporation’s actions would have on the ability of the Regulated Subsidiaries to carry out their responsibilities under the Exchange Act and on the ability of the Regulated Subsidiaries and the Corporation (i) to engage in conduct that fosters and does not interfere with the Regulated Subsidiaries’ and the Corporation’s ability to prevent fraudulent and manipulative acts and practices in the securities markets; (ii) to promote just and equitable principles of trade in the securities markets; (iii) to foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to, and facilitating transactions in securities; (iv) to remove impediments to and perfect the mechanisms of a free and open market in securities and a national securities market system; and (v) in general, to protect investors and the public interest.  In discharging his or her responsibilities as a member of the Board or as an officer or employee of the Corporation, each such director, officer or employee shall (x) comply with the federal securities laws and the rules and regulations thereunder, (y) cooperate with the SEC and (z) cooperate with the Regulated Subsidiaries pursuant to and to the extent of their regulatory authority.  Nothing in this Section 8 of Article VI shall create any duty owed by any director, officer or employee of the Corporation to any Person to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration to the foregoing matters.  No employee, former employee, beneficiary, customer, creditor, community or regulatory authority or member thereof shall have any rights against any director, officer or employee of the Corporation or the Corporation under this Section 8 of Article VI.

ARTICLE VII

STATUTORY DISQUALIFICATION

No person that is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) may be a director or officer of the Corporation.

ARTICLE VIII

STOCKHOLDER ACTION

Section 1.                                            No Action by Written Consent.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2.                                            Quorum.  At each meeting of stockholders of the Corporation, except where otherwise required by law or this Certificate of Incorporation, the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum (it being understood that any shares in excess of the Voting Limitation or the Recalculated Voting Limitation shall not be counted as present at the meeting and shall not be counted as outstanding shares of stock of the Corporation for purposes of determining whether there is a quorum, unless and only to the extent that the Voting Limitation or the Recalculated Voting Limitation, as applicable, shall have been duly waived pursuant to Section 1 or Section 2 of Article V).  For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the voting power of the outstanding shares of such class or classes entitled to vote, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter.  In the absence of a quorum of the holders of any class of stock of the Corporation entitled to vote on a matter, the meeting of such class may be adjourned from time to time until a quorum of such class shall be so present or represented.  Shares of its own capital stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity, provided, further, that any such shares of the Corporation’s own capital stock held by it in a fiduciary capacity shall be voted by the person presiding over any vote in the same proportions as the shares of capital stock held by the other stockholders are voted (including any abstentions from voting).

If this Certificate of Incorporation provides for more or less than one vote for any share of stock of the Corporation on any matter or to the extent a stockholder is prohibited pursuant to this Certificate of Incorporation from casting votes with respect to any shares of stock of the Corporation, every reference in the bylaws of the Corporation to a majority or other proportion of shares of stock of the Corporation shall refer to such majority or other proportion of the aggregate votes of such shares of stock, taking into account any greater or lesser number of votes as a result of the foregoing.

ARTICLE IX

DIRECTOR LIABILITY

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.

No amendment, modification or repeal of this Article IX shall adversely affect any right or protection of a director of the Corporation that exists at the time of such amendment, modification or repeal.

ARTICLE X

JURISDICTION

The Corporation, its directors and officers, and those of its employees whose principal place of business and residence is outside of the United States shall be deemed to irrevocably submit to the jurisdiction of the United States federal courts and the SEC for the purposes of any suit, action or proceeding pursuant to the United States federal securities laws and the rules and regulations thereunder, commenced or initiated by the SEC arising out of, or relating to, the activities of the Regulated Subsidiaries (and shall be deemed to agree that the Corporation may serve as the U.S. agent for purposes of service of process in such suit, action or proceeding), and the Corporation and each such director, officer or employee, in the case of any such director, officer or employee by virtue of his acceptance of any such position, shall be deemed to waive, and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claims that it or they are not personally subject to the jurisdiction of the SEC, that such suit, action or proceeding is an inconvenient forum or that the venue of such suit, action or proceeding is improper, or that the subject matter thereof may not be enforced in or by such courts or agency.

ARTICLE XI

CONFIDENTIAL INFORMATION

To the fullest extent permitted by applicable law, all confidential information pertaining to the self-regulatory function of New York Stock Exchange LLC, NYSE Market, Inc., NYSE Regulation, Inc., the Pacific Exchange, Inc. and PCX Equities, Inc. (including but not limited to disciplinary matters, trading data, trading practices and audit information) contained in the books and records of any of the Regulated Subsidiaries that shall come into the possession of the Corporation shall:  (x) not be made available to any Persons (other than as provided in the next sentence) other than to those officers, directors, employees and agents of the Corporation that have a reasonable need to know the contents thereof; (y) be retained in confidence by the Corporation and the officers, directors, employees and agents of the Corporation; and (z) not be used for any commercial purposes.  Notwithstanding the foregoing sentence, nothing in this Certificate of Incorporation shall be interpreted so as to limit or impede the rights of the SEC or any of the Regulated Subsidiaries to access and examine such confidential information pursuant to the federal securities laws and the rules and regulations thereunder, or to limit or impede the ability of any officers, directors, employees or agents of the Corporation to disclose such confidential information to the SEC or the Regulated Subsidiaries.  The Corporation’s books and records shall be subject at all times to inspection and copying by (a) the SEC and (b) by any Regulated Subsidiary; provided that, in the case of (b), such books and records are related to the operation or administration of such Regulated Subsidiary or any other Regulated Subsidiary over which such Regulated Subsidiary has regulatory authority or oversight. The Corporation’s books and records related to Regulated Subsidiaries shall be maintained within the United States.

For so long as the Corporation directly or indirectly controls any Regulated Subsidiary, the books, records, premises, officers, directors and employees of the Corporation shall be deemed to be the books, records, premises, officers, directors and employees of such Regulated Subsidiaries for purposes of and subject to oversight pursuant to the Exchange Act.

ARTICLE XII

COMPLIANCE WITH SECURITIES LAWS; OTHER CONSIDERATIONS

Section 1.                                            The Corporation shall comply with the federal securities laws and the rules and regulations thereunder and shall cooperate with the SEC and the Regulated Subsidiaries pursuant to and to the extent of their respective regulatory authority, and shall take reasonable steps necessary to cause its agents to cooperate, with the SEC and, where applicable, the Regulated Subsidiaries pursuant to their regulatory authority. No stockholder, employee, former employee, beneficiary, customer, creditor, community or regulatory authority or member thereof shall have any rights against the Corporation or any director, officer or employee of the Corporation under this Section 1 of Article XII.

Section 2.                                            The Corporation shall take reasonable steps necessary to cause its officers, directors and employees, prior to accepting a position as an officer, director or employee, as applicable, of the Corporation to consent in writing to the applicability to them of Section 8 of Article VI, Article X, Article XI and Section 3 of this Article XII of this Certificate of Incorporation, as applicable, with respect to their activities related to any Regulated Subsidiary.

Section 3.                                            The Corporation, its directors, officers and employees shall give due regard to the preservation of the independence of the self-regulatory function of the Regulated Subsidiaries (to the extent of each Regulated Subsidiary’s self-regulatory function) and to obligations to investors and the general public and shall not take any actions that would interfere with the effectuation of any decisions by the board of directors or managers of the Regulated Subsidiaries relating to their regulatory functions (including disciplinary matters) or that would interfere with the ability of the Regulated Subsidiaries to carry out their respective responsibilities under the Exchange Act.

ARTICLE XIII

AMENDMENTS TO CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter permitted by law, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation, (a) the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by holders of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal Article V, Section 2, 6 or 8 of Article VI or Article VIII of this Certificate of Incorporation, (b) the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by holders of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal Section 4 of Article IV or this Article XIII of this Certificate of Incorporation, and (c) for so long as this Corporation shall control, directly or indirectly, any of the Regulated Subsidiaries, before any amendment or repeal of any provision of the Certificate of Incorporation of this Corporation shall be effective, such amendment or repeal shall be submitted to the boards of directors of the New York Stock Exchange LLC, NYSE Market, Inc., NYSE Regulation, Inc., the Pacific Exchange, Inc. and PCX Equities, Inc., and if any or all of such boards of directors shall determine that such amendment or repeal must be filed with or filed with and approved by the SEC under Section 19 of the Exchange Act and the rules promulgated thereunder before such amendment or repeal may be effectuated, then such amendment or repeal shall not be effectuated until filed with or filed with and approved by the SEC, as the case may be.

ARTICLE XIV

ENFORCEABILITY

If any provision of this Certificate of Incorporation is held to be illegal, invalid or unenforceable, (a) such provision shall be construed in such a manner to be legal, valid and enforceable to the maximum extent permitted under applicable law; (b) the legality, validity and enforceability of the remaining provisions of this Certificate of Incorporation shall not be affected or impaired thereby, and (c) the illegality, invalidity or unenforceability of a provision in a particular jurisdiction shall not invalidate or render illegal, invalid or unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, NYSE Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on March 7, 2006.

NYSE Group, Inc.

By	/s/ Richard P. Bernard
Name:	Richard P. Bernard
Title:	Executive Vice President and Co-General
Counsel